EXHIBIT 99.2

Unaudited Pro Forma Condensed Combined Financial Information

The following tables show unaudited pro forma condensed combined financial information about the financial condition and results of operations of HBT Financial, Inc. (“HBT Financial”), including per share data, after giving effect to the merger with Town and Country Financial Corporation (“Town and Country”) and other pro forma adjustments.

The unaudited pro forma condensed combined balance sheet gives effect to the transaction as if the transaction had occurred on December 31, 2022. The unaudited pro forma condensed combined income statement for the year ended December 31, 2022 gives effect to the transaction as if the transaction had become effective on January 1, 2022.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented. The unaudited pro forma condensed combined financial information also does not consider any expense efficiencies, increased revenue or other potential financial benefits of the merger. In addition, the fair value adjustments are estimates as of the date hereof and are subject to refinement for up to one year after the closing date as additional information regarding the closing date fair values becomes available.

The unaudited pro forma condensed combined financial statements should be read together with:

●	The accompanying notes to the unaudited pro forma condensed combined financial information;
●	HBT Financial’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2022 included in HBT Financial’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 8, 2023; and
●	Town and Country’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2022 included as an exhibit to this report.

Unaudited Pro Forma Condensed Combined Balance Sheet

(dollars in thousands, except per share data)

	December 31, 2022
			Pro Forma		Pro Forma
	HBT Financial	Town and Country	Adjustments	Reference	Combined
Assets
Cash and cash equivalents	$114,159	$31,918	$(37,996)	A	$108,081
Debt securities available-for-sale	843,524	165,465	(437)	B	1,008,552
Debt securities held-to-maturity	541,600	—	—		541,600
Loans held for sale	615	2,656	—		3,271

Loans, before allowance for loan losses	2,620,253	662,516	(22,816)	C	3,259,953
Allowance for loan losses	(25,333)	(9,112)	9,112	D	(25,333)
Loans, net of allowance for loan losses	2,594,920	653,404	(13,704)		3,234,620

Bank owned life insurance	7,557	15,747	—		23,304
Bank premises and equipment	50,704	19,794	(4,684)	E	65,814
Foreclosed assets	3,030	239	31	F	3,300
Goodwill	29,322	6,318	26,748	G	62,388
Intangible assets, net	1,070	44	22,238	H, I	23,352
Mortgage servicing rights	10,147	10,352	202	J	20,701
Other assets	90,086	18,802	1,802	K. L	110,690
Total assets	$4,286,734	$924,739	$(5,800)		$5,205,673

Liabilities
Deposits:
Noninterest-bearing	$994,954	$212,472	$—		$1,207,426
Interest-bearing	2,592,070	543,365	473	M	3,135,908
Total deposits	3,587,024	755,837	473		4,343,334

Securities sold under agreements to repurchase	43,081	—	—		43,081
Other borrowings	160,000	67,373	(1,134)	N	226,239
Subordinated notes	39,395	—	—		39,395
Junior subordinated debentures	37,780	14,189	756	O	52,725
Other liabilities	45,822	6,911	8,966	P, Q	61,699
Total liabilities	3,913,102	844,310	9,061		4,766,473

Stockholders' equity	373,632	80,429	(14,861)	Q, R	439,200
Total liabilities and stockholders’ equity	$4,286,734	$924,739	$(5,800)		$5,205,673

Book value per share	$12.99	$28.29			$13.67
Shares of common stock outstanding	28,752,626	2,842,789	535,811		32,131,226

See Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

Unaudited Pro Forma Condensed Combined Statement of Income

(dollars in thousands, except per share data)

	Year Ended December 31, 2022
			Pro Forma		Pro Forma
	HBT Financial	Town and Country	Adjustments	Reference	Combined
Interest income	$153,054	$31,525	$3,306	S	$187,885
Interest expense	7,180	3,313	(16)	T	10,477
Net interest income	145,874	28,212	3,322		177,408
Provision for loan losses	(706)	(750)	—		(1,456)
Net interest income after provision for loan losses	146,580	28,962	3,322		178,864
Noninterest income	34,717	14,104	—		48,821
Noninterest expense	105,107	27,873	2,481	U	135,461
Income before income tax expense	76,190	15,193	841		92,224
Income tax expense	19,734	3,835	238	V	23,807
Net income	$56,456	$11,358	$603		$68,417

Earnings per share - Basic	$1.95	$4.00			$2.12
Earnings per share - Diluted	$1.95	$4.00			$2.12

Weighted average shares outstanding for basic earnings per share	28,853,697	2,842,789	535,811		32,232,297
Weighted average shares outstanding for diluted earnings per share	28,919,316	2,842,789	535,811		32,297,916

See Notes to Unaudited Pro Forma Condensed Combined Statement of Income

Note 1 – Basis of Presentation

HBT Financial completed its merger with Town and Country on February 1, 2023. The merger is accounted for under the acquisition method of accounting and, accordingly the assets and liabilities of Town and Country, presented in this unaudited pro forma condensed combined financial information have been adjusted to their fair values based upon conditions as of the merger date and as if the merger had been effective on January 1, 2022 for the unaudited pro forma condensed combined income statement.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented. The unaudited pro forma condensed combined financial information also does not consider any expense efficiencies, increased revenue or other potential financial benefits of the merger. The fair value adjustments are estimates as of the date hereof and are subject to refinement for up to one year after the closing date as additional information regarding the closing date fair values becomes available.

Note 2 – Purchase Price

Pursuant to the merger agreement, shares of Town and Country common stock, in the aggregate, were exchanged for 3,378,600 shares of HBT common stock and $38.0 million in cash. Based upon the closing price of HBT Financial common stock of $21.12 on February 1, 2023, this represents total consideration of $109.4 million.

Note 3 – recent accounting pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13, also commonly referred to as the current expected credit loss (“CECL”) standard, requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts.

Additionally, under the CECL standard, an acquiror is required to determine whether purchased loans held for investment have experienced more-than-insignificant deterioration in credit quality since origination, referred to as purchase credit deteriorated (“PCD”). An acquiror initially measures the amortized cost of a PCD loan by adding the acquisition date estimate of expected credit losses to the loan’s purchase price.

HBT Financial and Town and Country each adopted the CECL standard on January 1, 2023 using the modified retrospective method for all financial assets measured at amortized cost and off-balance sheet credit exposures. Accordingly, the unaudited pro forma condensed combined financial information as of and for the year ended December 31, 2022 does not reflect the effects of the CECL standard.

Upon adoption of the CECL standard, a cumulative effect adjustment was recognized by HBT Financial resulting in an after-tax decrease to retained earnings of $6.9 million as of January 1, 2023. This transition adjustment includes a $7.0 million impact due to the increase in the allowance for credit losses, a $2.9 million impact due to the establishment of a liability for off-balance sheet credit losses, and a $2.7 million impact due to the tax effect of the transition adjustment.

HBT Financial also adopted the CECL standard using the prospective transition approach for PCD financial assets that were previously classified as purchased credit impaired (“PCI”) and accounted for under ASC 310-30. In accordance with the standard, management did not reassess whether PCI assets met the criteria of PCD assets as of the date of adoption. On January 1, 2023, the amortized cost basis of the PCD assets were adjusted to reflect the addition of $0.2 million to the allowance for credit losses. The remaining noncredit discount will be accreted into interest income at the effective interest rate as of January 1, 2023.

Subsequent to the Town and Country merger, HBT Financial recorded an allowance for credit losses on non-PCD loans of $5.2 million and a liability for off-balance sheet credit losses of $0.7 million through an increase to the provision for credit losses.

Note 4 – Pro Forma Adjustments to Unaudited Condensed Combined Financial DATA

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. The fair value adjustments are estimates as of the date hereof and are subject to refinement for up to one year after the closing date as additional information regarding the closing date fair values becomes available.

Balance Sheet Adjustments

A.	Adjustment to cash to reflect the estimated cash component of the merger consideration of $38.0 million.
B.	Adjustment to Town and Country’s debt securities to reflect the estimated fair value.
C.	Adjustment to Town and Country’s loans to reflect the estimated fair value.
D.	To record elimination of Town and Country’s allowance for loan losses.
E.	Adjustment to Town and Country’s bank premises and equipment to reflect the estimated fair value.
F.	Adjustment to Town and Country’s foreclosed assets to reflect the estimated fair value.

G.	To record goodwill resulting from the difference between the purchase price and identifiable net assets as follows (dollars in thousands):

Purchase price allocation
Cash	$37,996
HBT common stock (based on closing price of $21.12 on February 1, 2023)	71,356
Pro forma purchase price	109,352

Allocated to:
Historical book value of Town and Country's assets and liabilities	80,429
Elimination of Town and Country's allowance for loan losses	9,112
Elimination of Town and Country's goodwill	(6,318)
Elimination of Town and Country's core deposit intangible asset	(44)
Transaction expenses paid by Town and Country	(1,226)
Fair value adjustments:
Debt securities	(437)
Loans	(22,816)
Bank premises and equipment	(4,684)
Foreclosed assets	31
Core deposit intangible asset	21,282
Customer relationship intangible asset	1,000
Mortgage servicing rights	202
Other assets	(118)
Time deposits	(473)
FHLB advances	1,134
Junior subordinated debentures	(756)
Other liabilities	132
Deferred taxes	(164)
Resulting goodwill	$33,066

H.	To record core deposit intangible asset of $21.3 million which will be amortized on an accelerated basis over a period of 10 years.
I.	To record customer relationship intangible asset related to wealth management department of $1.0 million which will be amortized on a straight-line basis over a period of 10 years.
J.	Adjustment to Town and Country’s mortgage servicing rights to reflect the estimated fair value.
K.	Adjustment to Town and Country’s other assets to reflect the estimated fair value.
L.	Adjustment to net deferred tax assets to reflect tax effects of the purchase accounting adjustments. Additionally, to record a $2.3 million deferred tax asset related to estimated transaction costs.
M.	Adjustment to Town and Country’s time deposits to reflect the estimated fair value.
N.	Adjustment to Town and Country’s FHLB advances to reflect the estimated fair value.
O.	Adjustment to Town and Country’s junior subordinated debentures to reflect the estimated fair value.
P.	Adjustment to Town and Country’s other liabilities to reflect the estimated fair value.

Q.	To record accrual of estimated transaction costs of $1.2 million for Town and Country and $7.9 million for HBT Financial which have not yet been recognized in the historical financial statements of either HBT Financial or Town and Country. The tax effect related to these estimated transaction costs is estimated to be $2.3 million and is included in footnote L. For purposes of the pro forma presentation, the aggregate amount of these transaction costs is excluded from the pro forma income statements, as consistent with the applicable guidance.
R.	To record elimination of Town and Country’s stockholders’ equity of $80.4 million and the issuance of 3,378,600 shares of HBT Financial common stock.

Income Statement Adjustments

S.	To record estimated discount accretion on the Town and Country loan portfolio. The estimated loan discount accretion approximates a level yield over the remaining life of the respective loans.
T.	To record estimated discount accretion and premium amortization on the Town and Country time deposits, FHLB advances, and junior subordinated debentures over the remaining life of the respective liabilities.
U.	To record estimated amortization expense of the Town and Country core deposit intangible asset and customer relationship intangible asset.
V.	To record tax effects of the pro forma adjustments at an estimated tax rate of 28.3%.